HARSCO CORPORATION
Computation of Ratios of Earnings to Fixed Charges
(In Thousands of Dollars)


Nine
                                                                                                                      Months
                                                                          YEARS ENDED DECEMBER 31                     Ended
                                                          1989        1990        1991        1992        1993        9-30-94
Consolidated Earnings:

  Pre-tax income from continuing operations <F1>          $  22,173   $ 115,587   $ 119,647   $ 140,576   $ 137,151   $ 105,207

  Add fixed charges computed below                           20,693      21,864      23,544      22,425      23,879      28,571

  Net adjustments for equity companies                         (483)       (532)       (439)       (454)       (363)     (7,933)

  Net adjustments for capitalized interest                     (215)       (255)       (469)       (134)       (172)       (274)
                                                           ________    ________    ________    ________    ________    ________

Consolidated Earnings Available for Fixed Charges         $  42,168   $ 136,664   $ 142,283   $ 162,413   $ 160,495   $ 125,571
                                                           ________    ________    ________    ________    ________    ________
                                                           ________    ________    ________    ________    ________    ________

Consolidated Fixed Charges:

  Interest expense per financial statements <F2>          $  16,412   $  17,506   $  18,925   $  18,882   $  19,974   $  25,961

  Interest expense capitalized                                  287         345         574         355         332         322

  Portion of rentals (1/3) representing an
    interest factor                                           3,994       4,013       4,045       3,188       3,573       2,288

  Interest expense for equity companies
    whose debt is guaranteed <F3>                                 -           -           -           -           -           -
                                                           ________    ________    ________    ________    ________    ________
                                                           ________    ________    ________    ________    ________    ________

Consolidated Fixed Charges                                $  20,693   $  21,864   $  23,544   $  22,425   $  23,879   $  28,571
                                                           ________    ________    ________    ________    ________    ________
                                                           ________    ________    ________    ________    ________    ________

Consolidated Ratio of Earnings to Fixed Charges                2.04        6.25        6.04        7.24        6.72        4.40
                                                           ________    ________    ________    ________    ________    ________
                                                           ________    ________    ________    ________    ________    ________

<F1>  1992 excludes the cumulative effect of change in accounting method for postretirement benefits other than pensions.

<F2>  Includes amortization of debt discount and expense.

<F3>  No fixed charges were associated with debt of less than fifty percent owned companies guaranteed by Harsco during the five year period 1989 through 1993 and during the first nine months of 1994.
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